Certain identified information has been marked in the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed.
Double asterisks denote omissions.

         Execution Copy

AMENDMENT I
TO
LICENSE AGREEMENT

Amendment I to License Agreement (this “Amendment”), dated as of February 6, 2020 (the “Amendment Effective Date”), by and between Agios Pharmaceuticals, Inc. (“Agios”) and CStone Pharmaceuticals (“Licensee”). Each of Agios and Licensee may be referred to herein as a “Party” and Agios and Licensee may be referred to herein collectively as the “Parties.”
WHEREAS, Agios and Licensee entered into a License Agreement as of June 25, 2018 (the “Agreement”);
WHEREAS, the Parties have determined that it is desirable for Agios and Licensee to co-sponsor certain Local Studies; and
WHEREAS, the Parties desire to amend and clarify certain provisions of the Agreement relating to Local Studies as set forth in this Amendment.
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the Parties, intending to be legally bound, hereby agree as follows:
1.Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.
2.Amendments to Agreement. The Parties hereby amend the Agreement as follows:
a.Co-Sponsorship of Local Studies. The following new Section 4.01(h) is hereby inserted into the Agreement immediately following Section 4.01(g) thereof:
“(h) With respect to each Local Study, after consultation with and approval by the JDC (subject to the decision-making provisions of Article III) for such Local Study, Agios shall sponsor such Local Study, with CStone acting as co-sponsor to the extent permitted by the applicable laws and regulations of [**] (each, a “Co-Sponsored Local Study”). Subject to the oversight of the JSC and JDC, Licensee shall have responsibility for the conduct of Local Studies, including Co-Sponsored Local Studies, at its own cost and expense, provided that, (i) as to Co-Sponsored Local Studies, Licensee shall not designate any contract research organization (“CRO”) without first obtaining Agios’ written consent, which written consent may not be unreasonably withheld or delayed, provided that, if Agios withholds its consent, it shall provide Licensee with valid reason(s) or concern(s) underlying such withholding of consent, and Agios shall grant its consent if such concerns are addressed by the Licensee and confirmed by Agios; (ii) as to Co-Sponsored Local Studies, Licensee shall, as between the Parties, be and remain solely responsible for engaging and overseeing such designated CRO, (iii) notwithstanding Section 5.01(c), Licensee shall not make any Regulatory Filing regarding a Co-Sponsored Local Study unless and until Agios has first reviewed and approved such Regulatory Filing, which approval may not be unreasonably withheld or delayed, provided that, if Agios withholds its approval, it will provide Licensee with valid reason(s) or concern(s) underlying such withholding of approval, and Agios shall grant its approval after Licensee has considered and incorporated the reasonable comments of Agios and has addressed Agios’s concerns and such resolution is confirmed by Agios, (iv) Licensee shall not adopt any protocol or modify any previously adopted protocol for any Co-Sponsored Local Study without Agios’ prior written consent, which written consent may not be unreasonably withheld or delayed, provided that, if Agios withholds its consent, it shall provide Licensee with valid reason(s) or concern(s) underlying such withholding of consent (v) Licensee shall, as between the Parties, be and remain solely responsible and bear sole liability for all data generated in any Local Study or included in any Regulatory Filing in relation thereto, (vi) Licensee shall, as between the Parties, be and remain solely responsible and shall bear sole liability and costs for all aspects of the conduct of each Local Study, except that, in the event the Parties have agreed that Agios will provide clinical supply for such Local Study, Agios shall be liable for Losses to the extent arising from the failure of the clinical supply of Ivosidenib Materials to meet the applicable specifications as of the delivery thereof to Licensee or the applicable CRO for such Local Study in accordance with Article VII and the Clinical Supply Agreement, and (vii) Licensee shall file the INDs required for the conduct of the Co-Sponsor Local Studies.”
b.Additional Provisions Relating to Co-Sponsored Local Studies. The following new Sections 4.01(i)-(k) are hereby inserted into the Agreement immediately following Section 4.01(h) thereof:
“(i) Upon reasonable notification by Agios to Licensee and based upon an audit scope to be reasonably agreed by the Parties, Agios or its designated representative(s) may conduct an audit of any Licensee Entity and all clinical trial sites engaged by any Licensee Entity in connection with any Co-Sponsored Local Study to review the compliance of such Licensee Entity and clinical trial sites with the applicable Development Plan, GCP, and Applicable Law. If Agios requests to conduct such an audit prior to commencement of the first Co-Sponsored Local Study, such Co-Sponsored Local Study shall not commence and Licensee shall not permit any CRO or other third party vendor to conduct such Co-Sponsored Local Study until the satisfactory completion of such audit and the Parties have agreed to a plan to resolve the issues arising from such audit, unless otherwise agreed by the Parties. Licensee will have the right to be present at any such audit conducted by Agios or its designated representatives. Starting from after the completion of the initial audit, Agios may conduct audit of Licensee [**] during the Term with respect to Licensee’s conduct of Co-Sponsored Local Studies, which Agios shall request by providing [**] prior written notice to Licensee, and to be conducted during regular business hours.
(j) Licensee will provide Agios with copies of all quality oversight and audit reports prepared in connection with any inspection or audit of any Licensee Entity, Subcontractor or Clinical Trial site that any Licensee Entity has engaged or is evaluating to potentially engage in connection with a Co-Sponsored Local Study, in each case no later than [**] after receiving or preparing such report; provided that such report may be redacted to remove information unrelated to Licensed Products or studies conducted with Licensed Products.
(k) Licensee shall immediately notify Agios of any serious or material deviation from the applicable protocol or from GCP. Licensee shall notify Agios of any safety issue and fulfil pharmacovigilance obligations with respect to drug safety of any Co-Sponsored Local Study in accordance with the Safety Data Exchange Agreement dated June 20, 2019 entered into by and between the Parties.”
c.Governance. Section 3.10(a) of the Agreement is hereby amended by adding the following new clause (v) at the end of such Section (immediately prior to period at the end of such Section) and striking the word “and” immediately preceding clause (iv) thereof: “; and (v) [**].”
d.Indemnification. Sections 13.01 and 13.02 of the Agreement are hereby amended and restated in their entireties to read as follows:
“Section 13.01 Indemnification by Agios. Agios shall indemnify, hold harmless and defend Licensee and its Affiliates, and their respective directors, officers, consultants, agents, contractors and employees (the “Licensee Indemnitees”) from and against any and all Third Party suits, claims, actions, demands, liabilities, expenses, costs, damages, deficiencies, obligations or losses (including reasonable attorneys’ fees, court costs, witness fees, damages, judgments, fines and amounts paid in settlement) (“Losses”) to the extent that such Losses arise out of (a) any breach of this Agreement by Agios, (b) the Development, Manufacture or Commercialization of the Licensed Compound or any Licensed Product by or on behalf of any Agios Entity, including the Losses specifically set forth as Agios’s liability in Section 4.01(h)(vi), but excluding the Losses arising out of any Local Study or Co-Sponsored Local Study for which Licensee is obligated to indemnify, hold harmless and defend Agios pursuant to Section 13.02, or (c) the gross negligence or willful misconduct of any Agios Indemnitee. Notwithstanding the foregoing, Agios shall not have any obligation to indemnify the Licensee Indemnitees to the extent that the applicable Losses arise out of the negligence or willful misconduct of any Licensee Indemnitee or any breach of this Agreement by Licensee.
Section 13.02 Indemnification by Licensee. Licensee shall indemnify, hold harmless and defend Agios and its Affiliates, and their respective directors, officers, consultants, agents, contractors and employees (the “Agios Indemnitees”) from and against any and all Losses, to the extent that such Losses arise out of (a) any breach of this Agreement by Licensee, or any act or failure to act by any Licensee Entity that causes a breach of any In-License Agreement, (b) the Development, Manufacture or Commercialization of the Licensed Compound or any Licensed Product by or on behalf of any Licensee Entity, including all Losses arising out of any Local Study or Co-Sponsored Local Study but excluding the Losses specifically set forth as Agios’s liability in Section 4.01(h)(vi), or (c) the gross negligence or willful misconduct of any Licensee Indemnitee. Notwithstanding the foregoing, Licensee shall not have any obligation to indemnify the Agios Indemnitees to the extent that the applicable Losses arise out of the negligence or willful misconduct of any Agios Indemnitee or any breach of this Agreement by Agios.”
3.Miscellaneous. The Parties hereby confirm and agree that, as amended hereby, the provisions of the Agreement remain in full force and effect and the Agreement remains a binding obligation of the Parties. In the event of a conflict between the Agreement and this Amendment, the provisions of this Amendment shall prevail. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures and signatures transmitted via .pdf shall be treated as original signatures. Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting the Agreement.

IN WITNESS WHEREOF, the Parties have caused this Amendment I to be executed by their duly authorized representatives.

AGIOS PHARMACEUTICALS, INC. CSTONE PHARMACEUTICALS

By: /s/ Andrew Hirsch_____________ By: __/s/ Bing Yuan_______________
Name: __ Andrew Hirsch __________ Name: __Bing Yuan______________
Title: __Chief Financial Officer______ Title: Chief Strategy and Business Officer____

[Signature Page to Amendment I to License Agreement]